UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 23, 2015

Momenta Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50797	04-3561634
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 West Kendall Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

(617) 491-9700

(Registrant’s telephone number,
including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events

Momenta Pharmaceuticals, Inc., which is referred to herein as the “Company” or “Momenta”, recently updated its business information as follows:

On February 17, 2015, the Company reported its financial results for the fourth quarter and year ended December 31, 2014.

For the fourth quarter of 2014, the Company reported a net loss of $(16.0) million, or $(0.31) per share, compared to a net loss of $(30.1) million, or $(0.59) per share for the same period in 2013. For the year ended December 31, 2014, the Company reported a net loss of $(98.6) million, or $(1.91) per share, compared to a net loss of ($108.4) million, or $(2.13) per share, for the same period in 2013. At December 31, 2014, the Company had cash, cash equivalents, and marketable securities of $191.5 million compared to $245.7 million at December 31, 2013.

Fourth Quarter Highlights and Recent Events

Complex Generics:

M356, generic version of Copaxone® (Glatiramer Acetate Injection)

•                  The ANDA for M356 continues to be under active review by the U.S. FDA. The Company and its collaboration partner, Sandoz, are prepared for the potential launch of this generic in 2015, pending U.S. FDA approval.

•                  On January 20, 2015, the United States Supreme Court vacated and remanded the 2013 decision of the Court of Appeals for the Federal Circuit which found several of the Copaxone (20 mg/mL injection) patents, including the one remaining patent which expires on September 1, 2015, invalid for being indefinite.  The appeals court is expected to rehear the case and issue a new decision within a year.

•                  In August 2014, Momenta announced that the U.S. FDA accepted for review the ANDA for a 40 mg/mL three-times-weekly generic Copaxone, submitted by Sandoz Inc., Momenta’s development and commercialization collaborator for this product candidate.

Enoxaparin Sodium Injection

•                  In the fourth quarter of 2014, Momenta earned $4.7 million in product revenues from enoxaparin sodium injection based on Sandoz reported net sales of $47 million.

•                  The Company continues to pursue the patent infringement case related to Momenta’s U.S. Pat. 7,575,886 against Amphastar and Teva. In a 2012 decision, the Court of Appeals for the Federal Circuit (CAFC) held that Amphastar’s use of Momenta’s patented method is protected by the Hatch Waxman “safe harbor” (Momenta Pharmaceuticals vs. Amphastar Pharmaceuticals, Inc. Fed. Cir. Aug. 3, 2012). The safe harbor issue is on appeal at the CAFC again after a summary judgment decision subsequent to the 2012 CAFC decision. A hearing is expected during the first half of 2015 and a decision could be expected in 2015.

Biosimilar and Potentially Interchangeable Biologics:

•                  Due to Baxter International’s company restructuring and change to a strong focus on later stage biosimilar assets, on February 16, 2015, Baxter terminated its license to M834 under the collaboration agreement. Baxter also let expire its right to select additional targets for biosimilar development under the collaboration. Momenta and Baxter are continuing to collaborate on M923.

•                  In December 2014, Momenta announced the acceptance of a Clinical Trial Application (CTA) to initiate a clinical trial for M923, a biosimilar version of HUMIRA® (adalimumab), in Europe, in collaboration with Baxter. Acceptance of the CTA triggered two milestone payments under the Baxter collaboration with an aggregate payment of $12 million. A pharmacokinetic clinical trial has been initiated in Europe.

•                  Momenta’s second biosimilar candidate, M834, a biosimilar version of ORENCIA® (abatacept) and indicated for certain autoimmune and inflammatory diseases, achieved a pre-defined development milestone triggering a $7 million milestone payment from Baxter in the fourth quarter of 2014.

•                  Momenta will continue to develop M834 and will seek a new collaboration partner to assist in development and commercialization.

•                  Momenta continues to develop its portfolio of early stage biosimilar candidates and is in active discussions with potential collaboration partner(s) to assist in development and commercialization of its additional candidates.

Novel Drugs:

Necuparanib (novel oncology candidate)

•                  In October 2014, Momenta announced promising top-line results from the Part A of the Phase 1/2 study evaluating necuparanib in combination with Abraxane® (paclitaxel) and gemcitabine in patients with metastatic pancreatic cancer. The Company plans to present more mature data in mid-2015.

•                  Momenta also initiated the Phase 2 component of the necuparanib trial, which is a randomized, controlled study to evaluate the antitumor activity of necuparanib in combination with Abraxane plus gemcitabine, versus Abraxane plus gemcitabine alone. The Company expects to have clinical data available as early as the end of 2016.

•                  In December 2014, the U.S. FDA granted Fast Track designation to the investigation of necuparanib as a first-line treatment in combination with Abraxane® and gemcitabine in patients with metastatic pancreatic cancer.

Novel Autoimmune Drugs

In October 2014, Momenta introduced three novel autoimmune candidates that are currently in various stages of preclinical development. These candidates include a hyper-sialylated IVIg (hsIVIg), a high potency alternative to IVIg, and two recombinant molecules: a Selective Immunomodulator of Fc receptors (SIF3) and an anti-FcRn monoclonal antibody. The recombinant molecules have been designed by leveraging the Company’s knowledge of the anti-inflammatory effects of IVIg to maximize therapeutic benefit and patient convenience. Momenta believes these programs could have potential in a range of diseases that currently have few treatment options such as autoimmune neuropathies, autoimmune blood disorders and blistering skin diseases. The Company expects to continue to advance the recombinant candidates with a goal of entering the clinic in late 2016 and remains in active partnering discussions for its hsIVIg product.

Fourth Quarter and Year End 2014 Financial Results

Total revenues for the fourth quarter of 2014 were $21.2 million (including enoxaparin product revenue of $4.7 million), compared to $12.8 million (including enoxaparin product revenue of $4.9 million) for the same period in 2013. Sandoz reported fourth quarter 2014 enoxaparin net sales of $47 million versus $51 million for the fourth quarter 2013. The decrease in enoxaparin product revenue reflects lower prices.  For the year ended December 31, 2014, total revenue was $52.3 million, compared to $35.5 million for 2013.

Collaborative research and development revenue for the fourth quarter of 2014 was $16.4 million, compared to $7.8 million in the same quarter last year. For the year ended December 31, 2014, collaborative research and development revenues were $32.3 million, compared to $18.8 million for the year ended 2013. The increases in both periods are primarily due to the $12.0 million in M923 milestones earned under the Baxter Agreement and recognized as revenue in the fourth quarter of 2014. The $7.0 million milestone payment from Baxter for M834 was received in the fourth quarter of 2014 and will be recognized as revenue over the product’s development period.

Research and development expenses for the fourth quarter of 2014 were $26.2 million, compared to $32.2 million for the same period in 2013. The decrease of $6.0 million in research and development expenses from the fourth quarter of 2013 to the fourth quarter of 2014 was primarily due to lower biosimilars process development and research costs.  For the year ended December 31, 2014, research and development expenses were $106.5 million, compared to $104.0 million for the year ended 2013. The increase of $2.5 million in research and development expenses from 2013 to 2014 resulted from increases of: $4.8 million in personnel and facilities-related expenses; $2.5 million to advance the novel drug research program; $1.9 million in necuparanib clinical costs; and $1.0 million in laboratory supplies. These increases were offset by a decrease of $7.6 million primarily related to lower third-party process development, contract research costs and consulting fees incurred for our biosimilars program.

General and administrative expenses for the quarter ended December 31, 2014, were $11.1 million, compared with $10.8 million for the same period in 2013. For the year ended December 31, 2014, general and administrative expenses were $45.2 million, compared to $41.1 million for the year ended 2013. The increase of $4.1 million from 2013 to 2014 was primarily due to increases of: $2.5 million in personnel and facilities-related costs; $0.6 million in office and information technology costs; $0.4 million in fees; and $0.3 million in depreciation expense.

At December 31, 2014, Momenta had $191.5 million in cash, cash equivalents and marketable securities. This cash position includes $18.3 million in net proceeds from the sale of approximately 1.7 million shares of common stock through the Company’s “At the Market” (ATM) agreement with Stifel, Nicolaus & Company in the fourth quarter of 2014. This cash position excludes restricted cash of $20.7 million, of which $17.5 million is reserved as collateral for a security bond related to enoxaparin legal proceedings, and $3.2 million for letters of credit related to the Company’s two leased facilities.

Forward Looking Statements

Statements in this Current Report regarding the Company’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements about the Company’s revenues and operating expense, timing for the generic Copaxone ANDA approval, timing and outcome of the patent litigation relating to generic Copaxone and the Company’s enoxaparin patents, future biosimilar program development plans, timing of presenting additional necuparanib trial data and the timing of clinical trials for the Company’s novel drug product candidates. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “continue,” “could,” “hope,” “target,” “project,” “goal,” “objective,” “guidance,” “plan,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “may,” “seek”, “should,” “target,” “will,” “would,” “look forward” and other similar words or expressions, or the negative of these words or similar words or expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including those referred to under the section “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed with the Securities and Exchange Commission, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. The Company is providing the information in this Current Report as of this date and assumes no obligations to update the information included in this Current Report or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2014	December 31, 2013
Assets
Cash and marketable securities	$191,529	$245,682
Accounts receivable	7,427	13,095
Restricted cash	20,719	20,719
Other assets	36,541	37,319
Total assets	$256,216	$316,815
Liabilities and Stockholders’ Equity
Current liabilities	$23,789	$21,942
Deferred revenue, net of current portion	25,508	24,024
Other long-term liabilities	551	1,012
Stockholders’ equity	206,368	269,837
Total liabilities and stockholders’ equity	$256,216	$316,815

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Comprehensive Loss

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Collaboration revenues:
Product revenue	$4,747	$4,903	$19,963	$16,701
Research and development revenues	16,432	7,847	32,287	18,764
Total collaboration revenue	21,179	12,750	52,250	35,465

Operating expenses:
Research and development*	26,193	32,238	106,482	103,999
General and administrative*	11,125	10,848	45,164	41,057
Total operating expenses	37,318	43,086	151,646	145,056

Operating loss	(16,139)	(30,336)	(99,396)	(109,591)

Other income:
Interest income	96	214	548	950
Other income	62	60	248	233
Total other income	158	274	796	1,183

Net loss	$(15,981)	$(30,062)	$(98,600)	$(108,408)

Net loss per share:
Basic and diluted	$(0.31)	$(0.59)	$(1.91)	$(2.13)

Weighted average shares outstanding:
Basic and diluted	52,255	51,185	51,664	50,907

Comprehensive loss	$(16,017)	$(30,157)	$(98,641)	$(108,494)

*Includes the following share-based compensation expense:
Research and development	$1,449	$1,551	$6,204	$5,520
General and administrative	$1,630	$1,916	$7,390	$7,302

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

Date: February 23, 2015	By:	/s/ Richard P. Shea
Richard P. Shea
Chief Financial Officer
(Principal Financial and Accounting Officer)